August 20, 1999

Mr. Graham Pitman

Whitehaven

Norton Road

Riseley

Reading RG7 1SH

Dear Graham

Further to our discussions, I am writing to confirm the modification of your employment agreement dated December 15, 1995 (the "Agreement") as a result of your new position as Managing Director of Pro-Bel Limited.

1. The date on which you assumed this role was Monday June 14, 1999

2. Your salary will increase to British Pounds Sterling 100,000 per annum with retroactive effect to June 14, 1999.

3. You have been granted 40,000 stock options with an exercise period of July 21, 1999 until July 21, 2009 at an exercise price equal t $1 and 5/8ths with the following vesting schedule:

13,334 on July 21, 2000

13,333 on July 21, 2001

13,333 on July 21, 2002

We will follow up with a formal stock option grant certificate.

3. The period of notice that is defined in Section 3.1 of the Agreement will be modified as follows:

The period of notice will be reduced on a month by month basis over a period of one year (from 6/14/99 to 6/13/00), from two years so that beginning on 6/14/00 the required notice period under the Agreement shall be one year.

I trust that these terms are agreeable to you and represent your recollection of our discussions. Please acknowledge your acceptance of these changed terms. I would also like to take this opportunity of congratulating you on your promotion.

Yours sincerely

/s/ Roger Henderson

Roger Henderson

Agreed and Accepted this 20th day of August, 1999

/s/ Graham Pitman

Graham Pitman

cc: Jim Paul